CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES REPORTS SECOND QUARTER 2020 RESULTS

Second Quarter 2020 vs. Second Quarter 2019

●	Revenue of $19.7 million compared to $20.1 million;
●	Gross profit of $2.6 million compared to $2.2 million;
●	Gross margin was 13.1% compared to 11.2%;
●	Net loss of $0.6 million compared to $0.9 million;
●	Loss per diluted share of $0.05 compared to $0.07;
●	Cash flow from operations was $0.6 million compared to $(1.1) million;
●	Total backlog as of June 30, 2020 of $546.4 million including multi-year defense contracts of $491.1 million compared to total backlog as of June 30, 2019 of $394.0 million, including multi-year defense contracts of $319.1 million;
●	Total funded backlog of $209.0 million as of June 30, 2020, of which 98% or $205.6 million is comprised of defense orders, compared to total funded backlog of $116.0 as of June 30, 2019, of which 86%, or $99.7 million is comprised of defense orders.

Six Months 2020 vs. Six Months 2019

●	Revenue of $36.6 million compared to $42.1 million;
●	Gross profit of $3.3 million compared to $4.7 million;
●	Gross margin of 9.0% compared to 11.2%;
●	Net loss of $3.4 million compared to $1.8 million;
●	Loss per share of $0.29 compared to $0.15;
●	Cash flow from operations of $(0.9) million compared to $(3.4) million

EDGEWOOD, N.Y. – November 12, 2020 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) today announced financial results for the three- and six-month periods ended June 30, 2020.

“Through continued execution of our funded defense backlog, we delivered solid results for the second quarter,” said Douglas McCrosson, president and CEO of CPI Aero. “Revenue was essentially flat with last year, reflecting revenue increases in our defense business offset by weakness in our commercial aviation business. As expected, gross margin percentage rebounded from the first quarter and we continue to expect that full-year 2020 gross margin percentage will be higher than 2019. Notably, we generated operating cash flow for the quarter, demonstrating initial evidence of our working capital improvement initiatives. On a year-to-date basis, cash from operations improved $2.5 million vs. last year despite a headwind of cash payments of approximately $.8 million for non-recurring professional fees related to the restatement.”

CPI Aero Q2’20 Earnings Press Release	Page 2
November 12, 2020

“Subsequent to the quarter end, we applied for full forgiveness of our $4.8 Paycheck Protection Loan we received under the CARES Act in April. The forgiveness application has been accepted by our lender during the fourth quarter and forwarded to the Small Business Administration for review and final approval. We expect that upon SBA approval, the balance sheet will reflect the conversion of the loan to a grant and the amount of the loan that is forgiven will be included in future results as ‘Other Income’. Despite the revenue decline during the first half of the year, our funded defense backlog of $205.6 million at June 30 is fueling a strong second half of the year, both in terms of accelerating revenue and margin improvement, and we expect to end the year with higher revenue and operating income than 2019,” concluded McCrosson.

Conference Call

Management will host a conference call on Thursday, November 12 at 8:30 a.m. to discuss these results. After opening remarks there will be a question and answer period. Interested parties may participate in the call by dialing 844-378-6486 or 412-542-4181. Please call 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click the Investor Relations section, then the Event Calendar. Please go to the website 15 minutes early to download and install any audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance and Electronic Warfare pod systems, primarily for national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2019 and Form 10-Q for the three-month period ended March 31, 2020 and June 30, 2020.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Investor Relations Counsel:

LHA Investor Relations

Jody Burfening

(212) 838-3777

cpiaero@lhai.com

www.lhai.com

– Tables to Follow –

CPI Aero Q2’20 Earnings Press Release	Page 3
November 12, 2020

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current Assets:
Cash	$6,749,201	$4,052,109
Restricted cash	1,380,684	1,380,684
Accounts receivable, net of allowance for doubtful accounts of $213,605 as of June 30, 2020 and $230,855 as of December 31, 2019	6,958,417	7,029,602
Contract assets	15,566,681	15,280,807
Inventory	7,658,508	5,891,386
Refundable income taxes	36,973	474,904
Prepaid expenses and other current assets	864,781	721,964
Total current assets	39,215,245	34,831,456

Operating lease right-of-use assets	3,122,360	3,886,863
Property and equipment, net	2,840,872	3,282,939
Intangibles, net	312,500	375,000
Goodwill	1,784,254	1,784,254
Other assets	123,013	179,068
Total assets	$47,398,244	$44,339,580

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$9,078,736	$8,199,557
Accrued expenses	3,825,606	2,372,522
Contract liabilities	4,995,427	3,561,707
Loss contact reserve	2,101,123	2,650,963
Current portion of long-term debt	4,728,515	2,484,619
Operating lease liabilities	1,783,249	1,709,153
Income tax payable	1,216	1,216
Total current liabilities	26,513,872	20,979,737

Line of credit	26,738,685	26,738,685
Long-term operating lease liabilities	1,680,897	2,596,784
Long-term debt, net of current portion	3,077,992	1,764,614
Total liabilities	58,011,446	52,079,820

Shareholders’ Deficit:
Common stock - $.001 par value; authorized 50,000,000 shares, 11,855,606
and 11,818,830 shares, respectively, issued and outstanding	11,856	11,819
Additional paid-in capital	71,830,980	71,294,629
Accumulated Deficit	(82,456,038)	(79,046,688)
Total Shareholders’ Deficit	(10,613,202)	(7,740,240)
Total Liabilities and Shareholders’ Deficit	$47,398,244	$44,339,580

CPI Aero Q2’20 Earnings Press Release	Page 4
November 12, 2020

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	For the Three Months Ended
	June 30,
	2020	2019
Revenue	$19,740,767	$20,101,713
Cost of sales	17,160,698	17,858,070
Gross profit	2,580,069	2,243,643

Selling, general and administrative expenses	2,815,252	2,547,762
Loss from operations	(235,183)	(304,119)

Interest expense	360,126	575,412
Loss before provision for income taxes	(595,309)	(879,531)

Provision for income taxes	1,522	1,636
Net loss	$(596,831)	$(881,167)

Loss per common share – basic	$(0.05)	$(0.07)

Loss per common share – diluted	$(0.05)	$(0.07)

Shares used in computing loss per common share:
Basic	11,855,404	11,817,713
Diluted	11,855,404	11,817,713